Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 [Amendment No. 1] of our report dated October 28, 2019, except for Note 17, as to which the date is November 21, 2019 with respect to the audited consolidated financial statements of Digerati Technologies, Inc. for the years ended July 31, 2019 and 2018. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

November 21, 2019